Exhibit 99.1
From:	Hifn, Inc.
	750 University Avenue	(HIFN LOGO)
Los Gatos, CA 95032

Contact:	William R. Walker, Vice President and Chief Financial Officer
408-399-3537
wwalker@hifn.com

Hifn Reports Revenues and Earnings for Third Quarter Fiscal 2006

        LOS GATOS, Calif., July 24, 2006 – Hifn™ (NASDAQ: HIFN) today reported financial results for the third quarter and nine months ended June 30, 2006.

        Revenues for the third quarter of fiscal 2006 were $12.3 million, an increase of 5 percent from the $11.7 million in revenues reported in the previous quarter and an increase of 2 percent from the $12.0 million in revenues reported in the third quarter of fiscal 2005. Revenues for the nine months ended June 30, 2006 were $34.6 million, a decrease of 8 percent from the $37.6 million reported for the nine months ended June 30, 2005.

        Net loss for the third quarter ended June 30, 2006, on a generally-accepted accounting principles basis (GAAP), was $2.2 million, or a loss of $0.16 per share, which includes stock-based compensation expense of $268,000, or $0.02 per share, as a result of the implementation of SFAS 123(R). This net loss included a provision of $393,000 for the company restructure announced by Hifn on June 28, 2006. Non-GAAP net loss, excluding stock-based compensation expense, for the third quarter of fiscal 2006 was $1.9 million, or $0.14 per share. Net loss for the third quarter ended June 30, 2005 was $871,000, on a GAAP basis, or a loss of $0.06 per share, which did not include stock-based compensation expense as SFAS 123(R) had not yet been implemented. Including the pro forma stock-based compensation expense previously disclosed in Hifn’s financial statement footnotes, net loss for the third quarter ended June 30, 2005 would have been $1.8 million, or a loss of $0.13 per share.

        Net loss for the nine months ended June 30, 2006, on a GAAP basis, was $6.4 million, or a loss of $0.46 per share, which includes stock-based compensation expense of $742,000, or $0.05 per share. Non-GAAP net loss, excluding stock-based compensation expense, for the nine months ended June 30, 2006 was $5.6 million, or $0.41 per share. Net loss for the nine months ended June 30, 2005 was $2.3 million, on a GAAP basis, or a loss of $0.16 per share, which did not include stock-based compensation expense that would have otherwise resulted from the implementation of SFAS 123(R). Including the pro forma stock-based compensation expense previously disclosed in Hifn’s financial statement footnotes, net loss for the nine months ended June 30, 2005 would have been $5.7 million, or a loss of $0.40 per share. A reconciliation between net loss on a GAAP basis and non-GAAP net loss is provided in the accompanying financial statements.

Hifn Third Quarter Fiscal Year 2006
Earnings Release	Page 2

        “As predicted, Hifn continues to see modest growth from its existing business. In addition, late in the June quarter, both our new Virtual Tape Library (“VTL”) and Hifn Pattern Matching (“HPM”) products entered production. VTL Impact in the June quarter was minimal and we expect our first sales of HPM this quarter. These new programs will have more significant impact during FY2007,” said Chris Kenber, Hifn’s Chairman and CEO. “The restructure that Hifn announced on June 28, 2006 has now been implemented, with expected expense reductions of between $6 and $7 million per year. The restructure does not affect current and expected revenue for FY2007 and the resulting breakeven point for the company has been lowered significantly,” Kenber continued. “While the September quarter may be relatively flat, our current outlook for FY2007 suggests that the company will see moderately increased growth and can expect to operate profitably each quarter and move to cash positive performance”.

        Hifn management will hold a conference call to discuss these results today, July 24, 2006 at 1:30 p.m. Pacific Daylight Time (PDT). Those wishing to join should dial 800-509-8613 (domestic U.S.) or 706-679-4544 (international) at approximately 1:15 p.m. Playback of the conference call will be available from 5 p.m. (PDT) on Monday, July 24, 2006 through 5 p.m. (PDT) on Thursday, July 27, 2006 and may be accessed by calling 800-642-1687, pass code 2506604. This press release and information regarding the conference call may be accessed through the Investor Relations page in Hifn’s corporate website at http://www.hifn.com.

About Hifn

        Hifn combines security, compression, content search, and flow classification technology into solutions for networking, security and storage suppliers. Hifn’s solutions are deployed in virtually all market-leading networking and security products. Founded in 1996, Hifn is headquartered in Los Gatos, California. For more information on Hifn solutions, please visit: http://www.hifn.com. More information on the company is available from the company’s SEC filings. Hifn is traded on the NASDAQ National Market under the symbol HIFN.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, statements regarding the Company’s future financial performance including statements related to our expectation that the restructure does not affect current and expected revenue for FY2007, the expected expense reduction of between $6 and $7 million per year as a result of the restructure, the impact of the success of our new product initiatives including the Virtual Tape Library board and the new Hifn Pattern Matching software and the current outlook for a relatively flat September quarter and for FY2007 that suggests that the company can expect to be profitably each quarter and move to cash positive performance are all forward-looking statements within the meaning of the Safe Harbor. There are several factors that may cause actual results to differ materially from those contemplated by the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: dependency on a small number of customers; customer demand and customer ordering patterns; orders from Hifn’s customers may be below the company’s current expectations; and the economic slowdown impacting the technology sector may continue longer than expected. Additional

Hifn Third Quarter Fiscal Year 2006
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risks include: risks associated with the success of Hifn’s ongoing technology development efforts; Hifn’s ability to successfully integrate new technology into products in a cost-effective manner; Hifn’s ability to effect its current strategy and to effectively control expenses; the timing of Hifn’s new product introductions; intense competition in the network and storage equipment industries; the benefits expected from business partnerships we enter into may not be achieved due to market factors or other factors outside our control and the significant uncertainty of market acceptance of Hifn’s new products. These and other risks are detailed from time to time in Hifn’s filings with the Securities and Exchange Commission. Hifn expressly disclaims any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Hifn is providing pro forma net loss and pro forma net loss per share data as additional information to help investors better understand its operating results. These measures are not in accordance with, or an alternative for, generally-accepted accounting principles and may be different from pro forma measures used by other companies. We believe that presenting net loss and net loss per share excluding stock-based compensation expense is useful to management and investors as it provides a more meaningful understanding of our ongoing operating performance and also facilitates comparison of operating trends across reporting periods. Hifn management uses these measures for viewing the financial results of Hifn. These non-GAAP measures should not be viewed as a substitute for Hifn’s GAAP results.

Hi/fn® is a registered trademark of hi/fn, inc. Hifn is a trademark of hi/fn, inc.

Hifn Third Quarter Fiscal Year 2006
Earnings Release	Page 4

HIFN, INC.CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Net revenues	$12,252	$12,039	$34,643	$37,634

Costs and operating expenses:
Cost of revenues	4,118	3,869	11,929	12,121
Research and development	6,040	5,365	17,224	16,073
Sales and marketing	2,084	1,910	5,878	6,013
General and administrative	1,841	1,214	4,960	3,970
Amortization of intangibles	784	828	2,378	2,484

Total costs and operating expenses	14,867	13,186	42,369	40,661

Loss from operations	(2,615)	(1,147)	(7,726)	(3,027)
Interest and other income, net	489	345	1,358	801

Loss before income taxes	(2,126)	(802)	(6,368)	(2,226)
Provision for income taxes	85	69	15	75

Net loss	$(2,211)	$(871)	$(6,383)	$(2,301)

Net loss per share, basic and diluted	$(0.16)	$(0.06)	$(0.46)	$(0.16)

Weighted average shares outstanding,
basic and diluted	13,842	13,926	13,725	13,982

Note: Net loss for the three and nine months ended June 30, 2006 includes stock-based compensation expense of $268,000 and $742,000, respectively, resulting from the implementation of SFAS 123(R). Net loss for the three and nine months ended June 30, 2005 did not include stock-based compensation expense under SFAS 123. The following table reflects net loss per share for the three and nine months ended June 30, 2006 compared with three and nine months ended June 30, 2005 including the pro forma stock-based compensation expense as follows (in thousands):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Net loss excluding stock-based compensation expense
(amounts for fiscal 2006 are as reported)	$(1,943)	$(871)	$(5,641)	$(2,301)
Stock-based compensation expense
(amounts for fiscal 2006 are as reported)	(268)	(963)	(742)	(3,357)

Net loss including the effect of
stock-based compensation expense	$(2,211)	$(1,834)	$(6,383)	$(5,658)

Basic and diluted net loss per share
(amounts for fiscal 2006 are as reported)	$(0.14)	$(0.06)	$(0.41)	$(0.16)
Stock-based compensation expense per share
(amounts for fiscal 2006 are as reported)	(0.02)	(0.07)	(0.05)	(0.24)

Basic and diluted net loss per share including
the effect of stock-based compensation expense	$(0.16)	$(0.13)	$(0.46)	$(0.40)

Hifn Third Quarter Fiscal Year 2006
Earnings Release	Page 5

HIFN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2006	September 30, 2005
ASSETS
Current assets:
Cash & short-term investments	$39,064	$44,440
Accounts receivable, net	5,419	5,071
Inventories	1,877	2,136
Prepaid expenses and other current assets	1,470	803

Total current assets	47,830	52,450
Property and equipment, net	2,467	1,846
Intangibles and other assets, net	9,023	12,155

	$59,320	$66,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,306	$1,743
Accrued expenses and other current liabilities	5,313	7,952

	6,619	9,695

Stockholders’ equity:
Common stock	14	14
Paid-in capital	165,792	163,484
Accumulated other comprehensive loss	(18)	(38)
Accumulated deficit	(108,834)	(102,451)
Treasury stock, at cost	(4,253)	(4,253)

	52,701	56,756

	$59,320	$66,451